Exhibit 10.1

AMENDMENT TO COOPERATION AGREEMENT

STRICTLY CONFIDENTIAL	Execution Version

This AMENDMENT TO COOPERATION AGREEMENT (the “Amendment”) is made and entered into as of May 31, 2024, by and among The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), and Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners”), and each of the other persons set forth on Exhibit A to the Cooperation Agreement (as defined below) (collectively with Legion Partners and together with any other Affiliates of Legion Partners who are or hereafter become beneficial owners of any shares of Common Stock (as defined in the Cooperation Agreement), the “Investor Group” and each individually, an “Investor”). The Company and the Investor Group are referred to collectively as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties have entered into that certain Cooperation Agreement, dated as of March 1, 2024 (the “Cooperation Agreement”), which sets forth certain agreements among the Parties with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters;

WHEREAS, prior to the Parties entering into the Cooperation Agreement, representatives of the Company and representatives of the Investor Group engaged in discussions regarding, among other things, refreshment and composition of the Company’s Board, including the appointment of certain new director candidates to the Board (in addition to the candidates already considered by the Board) and the nomination of such director candidates for election to the Board at each meeting of stockholders held prior to the expiration of the Standstill Period (as defined in the Cooperation Agreement) at which directors will be elected;

WHEREAS, in connection with the Board’s consideration of such new director candidates to the Board, and prior to the Board’s deliberation with respect to their appointments, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) each carefully evaluated the background and qualifications of such candidates (including consideration of their experience, skills, industry and other relevant experience, independence and overall fitness), and several members of the Board (including members of the Nominating Committee) interviewed such candidates;

WHEREAS, following meetings of the Board and the Nominating Committee, at which these matters were discussed and the qualifications and relevant attributes of such candidates were reviewed and evaluated, the Board determined that it was in the best interest of the Company and its stockholders to appoint two new directors to the Board (in addition to the new directors already appointed or considered for appointment by the Board), and the Board made such appointments;

WHEREAS, these appointments and certain related Board governance matters were memorialized in the Cooperation Agreement and were authorized and approved by the Board following the Board’s unanimous determination that the transactions contemplated by the Cooperation Agreement were advisable, fair to, and in the best interests of the Company and its stockholders;

WHEREAS, notwithstanding the extensive due diligence and evaluative and deliberative process of the Board that preceded the Board approving and implementing the Board governance arrangements contemplated by the Cooperation Agreement, in light of recent developments in applicable law, the Parties desire to amend the Cooperation Agreement to (i) explicitly clarify that the intent of the Parties has been that certain obligations of the Company and the Board set forth in the Cooperation Agreement have been and remain subject to the exercise by the Board of its fiduciary duties under applicable law and requirements of the applicable law, and (ii) detail the rights of the Investor Group if, as a result of the exercise by the Board of its fiduciary duties under applicable law, the Company takes an action that would otherwise be prohibited, or refrains from taking an action that would otherwise be required, by the Cooperation Agreement; and

WHEREAS, the Board has determined that the Cooperation Agreement, as so amended hereby, remains advisable, fair to, and in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Definitions. Capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed to them in the Cooperation Agreement.

2.	Amendments to Cooperation Agreement. Effective as of the date hereof, the Cooperation Agreement is hereby amended as follows:

(a)	Section 1(a)(iii) of the Cooperation Agreement is hereby amended and restated as follows:

“At each meeting of stockholders held prior to the expiration of the Standstill Period (as defined below) at which directors shall be elected, the Company agrees, that the Board and all applicable committees of the Board will take all necessary action to: (A) nominate each of the New Directors for election to the Board, and (B) subject to the exercise by the Board of its fiduciary duties under applicable law, to recommend, support and solicit proxies for the election of each New Director (or any Replacement pursuant to Section 1(c)) and the Independent Appointee in the same manner as the Company has supported its nominees up for election at prior annual meetings of stockholders at which the election of directors was uncontested.”

(b)	Section 1(a)(iv) of the Cooperation Agreement is hereby amended and restated as follows:

“At the 2024 Annual Meeting and until the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the Board shall not exceed eleven (11) members, such that at least three (3) incumbent directors who have served on the Board for five (5) years or longer as of the date hereof shall either agree to resign from the Board or will not be nominated by the Board for election at the 2024 Annual Meeting, in each instance, subject to the exercise by the Board of its fiduciary duties under applicable law. At the 2025 Annual Meeting and through the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the Board shall not exceed nine (9) members, such that at least two additional incumbent directors who have served on the Board for five (5) years or longer as of the date hereof shall either agree to resign from the Board or will not be nominated by the Board for election at the 2025 Annual Meeting, subject to the exercise by the Board of its fiduciary duties under applicable law.”

(c)	Section 19 of the Cooperation Agreement is hereby amended by adding the following new sentence at the end thereof:

“In this Agreement, where an obligation of the Company or the Board (or any committee thereof) is qualified by the phrase “subject to the exercise by the Board of its fiduciary duties under applicable law”, compliance with such obligation shall not be required if the Board (or, in the case of an obligation that is to be fulfilled by a committee of the Board, such committee), after receipt of written advice from counsel regarding the same, determines in good faith that such compliance would violate the Board’s (or, as the case may be, such committee’s) fiduciary duties under applicable law.”

(d)	The following new section is added to the Cooperation Agreement immediately after Section 26 of the Cooperation Agreement:

“27. Rights of the Investor Group upon Certain Board Determinations.

(a)	If, as a result of the exercise by the Board of its fiduciary duties under applicable law, the Board determines not to take the actions with respect to a New Director (a “Specified Director”) that would otherwise be required by Section 1(a)(iii) of this Agreement, then:

(i)	the Company shall notify the Investor Group in writing of such determination (a “Change in Recommendation Notice”) as promptly as practicable, and in any event within one (1) business day thereafter; and

(ii)	following the delivery of any Change in Recommendation Notice to the Investor Group, notwithstanding Section 2 or Section 3 of this Agreement or any other provision of this Agreement, the members of the Investor Group (and their Affiliates) shall be permitted to (A) seek the election of the Specified Director as a director of the Company, and engage in a solicitation of proxies with respect to the election of the Specified Director as a director of the Company (collectively, the “Specified Director Solicitation”), (B) make statements and announcements, and otherwise engage in communications with stockholders of the Company and others, in support of the election of the Specified Director and the Specified Director Solicitation, and the Investor Group shall not be subject to the obligations and restrictions set forth in Sections 2, 3, 6 or 7 of this Agreement in connection therewith, and (C) vote some or all of the shares of Common Stock that they beneficially own and over which they have voting power for the election of the Specified Director (in lieu of one of the nominees recommended by the Board, which nominee may be determined by the members of the Investor Group in their sole discretion);

provided, however, that notwithstanding anything set forth herein to the contrary, if any New Director resigns from the Board prior to the expiration of the Standstill Period, including in connection with any Change of Recommendation Notice, or is not elected to the Board at any meeting of stockholders held prior to the expiration of the Standstill Period after any Change of Recommendation Notice, the members of the Investor Group (and their Affiliates) shall have the right to identify a Replacement in accordance with Section 1(c) of the Agreement and all of the Company’s obligations thereunder shall apply.

(b)	If, as a result of the exercise by the Board of its fiduciary duties under applicable law, the Board determines not to take any of the actions that would otherwise be required by Section 1(a)(iv) of this Agreement, then:

(i)	the Company shall notify the Investor Group in writing of such determination (a “Board Size Notice”) as promptly as practicable, and in any event within one (1) business day thereafter;

(ii)	upon the delivery of such Board Size Notice to the Investor Group, the members of the Investor Group (and their Affiliates) will cease to be bound by, and will no longer be subject to, the obligations and restrictions set forth in Sections 2, 3, 6, and 7 of this Agreement;

(iii)	if such determination occurs before the date of the 2025 Annual Meeting, the Company agrees that (A) any additional Board seat(s) created (to the extent not yet filled) or any new director(s) appointed to the Board, in each case, as a result of increasing the size of the Board (the “Additional Board Seat(s)”), shall be up for election at the 2025 Annual Meeting; (B) the Investor Group shall have thirty (30) calendar days following receipt of the Board Size Notice, to submit to the Company a notice, in accordance with the Company’s Amended and Restated Bylaws (“Bylaws”), nominating a number of director candidate(s) equal to the number of the Additional Board Seat(s) for election at the 2025 Annual Meeting and the Company shall deem any notice of nomination(s) submitted by the Investors during such period to have been timely submitted under the Bylaws; and (C) the Company agrees and will take all actions necessary to move the date of the 2025 Annual Meeting (if such date has already been set) so that the deadline under Rule 14a-19(b) under the Exchange Act in connection with the 2025 Annual Meeting is no earlier than thirty (30) calendar days after the date the Board Size Notice is received by the Investor Group; and

(iv)	if such determination occurs after the 2025 Annual Meeting but before the 2026 Annual Meeting, the Company agrees (A) to provide notice to the Investor Group of the Company’s intent to call a special meeting of shareholders (“Special Meeting Notice”) for the purpose of electing new directors to fill such Additional Board Seats; (B) the Investor Group shall have thirty (30) calendar days following receipt of the Special Meeting Notice, to submit to the Company a notice, in accordance with the Bylaws, nominating a number of director candidate(s) equal to the number of the Additional Board Seat(s) for election at such special meeting and the Company shall deem any notice of nomination(s) submitted by the Investors during such period to have been timely submitted under the Bylaws; and (C) the Company agrees and will take all actions necessary to schedule the date of the special meeting so that the deadline under Rule 14a-19(b) under the Exchange Act in connection with the special meeting is no earlier than thirty (30) calendar days after the date of the Special Meeting Notice is received by the Investor Group.”

3.	Limited Effect. From and after the date hereof, the amendments set forth in Section 2 of this Amendment shall form a part of the Cooperation Agreement for all purposes, and all references to the Cooperation Agreement that are contained in the Cooperation Agreement shall be deemed to refer to the Cooperation Agreement as amended by this Amendment. Except as specifically amended hereby, all of the terms, conditions and provisions of the Cooperation Agreement are and shall remain in full force and effect. Without limiting the generality of the foregoing, the amendments contained herein shall not be construed (a) as an amendment to any provision of the Cooperation Agreement (other than the provisions of the Cooperation Agreement specifically referenced in Section 2 of this Amendment, and then only to the extent specifically provided in Section 2 of this Amendment) or of any other agreement or (b) as a waiver of any provision of the Cooperation Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of any other Party.

4.	SEC Filings. No later than two (2) business days following the execution of this Amendment, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Amendment and appending or incorporating by reference this Amendment as an exhibit thereto. The Company shall provide the Investors and their counsel with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Investors and their Representatives.

5.	Miscellaneous.

(a)	The provisions set forth in Sections 10, 11, 12, 13, 17, 19, 20, 21, 23, 24 and 25 of the Cooperation Agreement shall apply to this Amendment, mutatis mutandis, and are incorporated by reference as if fully set forth herein.

(b)	Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with events leading up to this Amendment and the negotiation, execution, and effectuation of this Amendment and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Amendment and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investors, within ten (10) days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket expenses, including legal fees and expenses, arising out of or related to the negotiation and execution of this Amendment in an amount not to exceed $20,000.

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IN WITNESS WHEREOF the parties have duly executed and delivered this Amendment as of the date first above written.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/Alexandros Aldous
	Name:	Alexandros Aldous
	Title:	General Counsel, Corporate Secretary, Chief Government Relations Officer & Chief Administrative Officer

LEGION PARTNERS ASSET MANAGEMENT, LLC, as the Legion Representative

By:	/s/Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

[Signature Page to Amendment to Cooperation Agreement]